Exhibit 99.1

News Release

MMC COMPLETES SALE OF MMC CAPITAL

NEW YORK, NEW YORK, May 31, 2005—Marsh & McLennan Companies, Inc. (MMC) announced today that it has completed its previously reported sale of the business of MMC Capital, the company’s private equity subsidiary, to the management team of MMC Capital. The new firm will be named Stone Point Capital LLC and will continue to focus on investments in the insurance and financial services sectors.

Stone Point Capital, headquartered in Greenwich, Connecticut, will assume management responsibility for the Trident Funds, a private equity group that has been a leader in making investments in the insurance and financial services sectors since 1985. Stone Point Capital will manage more than $2 billion of capital, including its most recent fund, Trident III, L.P., a $1.1 billion fund formed in 2003.

Michael G. Cherkasky, president and chief executive officer of MMC, commented: "We believe this new structure will remove any appearance of conflict, while at the same time continuing to facilitate the creation of new capacity in the insurance market as needed. We wish Stone Point success in the future. MMC will remain the largest investor in the Trident Funds but will not participate in the investment decisions or management of Stone Point or the Trident Funds.”

Charles A. Davis, chief executive officer of Stone Point Capital, said: “We are excited about our prospects as an independent organization. This transaction will enable us to continue our specialized focus on the insurance and financial services sectors. We appreciate the support of MMC in the development of our platform over the past 20 years, and we look forward to continuing our business under this new structure. We also appreciate the support of our Trident limited partners, who voted overwhelmingly in favor of the transaction.”

Stone Point Capital also announced that Stephen Friedman, who was a senior principal with MMC Capital from 1998 to 2002, has rejoined the firm as a senior advisor and a member of the investment committee of the Trident Funds. Mr. Friedman was with Goldman Sachs & Co. for 28 years, serving in a number of capacities and retiring in 1994 as chairman and senior partner. From December 2002 to December 2004, Mr. Friedman served as Assistant to the President of the United States for Economic Policy and Director of the National Economic Council.

The material terms of the transaction were previously disclosed in MMC's Proxy Statement filed with the Securities and Exchange Commission on March 31, 2005. In addition, MMC Capital has agreed to pay a partial year bonus of $3.3 million in total to the professional staff of MMC Capital for service through May 31, 2005.

MMC is a global professional services firm with annual revenues exceeding $12 billion. It is the parent company of Marsh, the world's leading risk and insurance services firm; Guy Carpenter, the world's leading risk and reinsurance specialist; Kroll, the world's leading risk consulting company; Putnam Investments, one of the largest investment management companies in the United States; and Mercer, a major global provider of consulting services. Approximately 60,000 employees provide analysis, advice, and transactional capabilities to clients in over 100 countries. Its stock (ticker symbol: MMC) is listed on the New York, Chicago, Pacific, and London stock exchanges. MMC's website address is www.mmc.com.

Stone Point Capital is a specialized private equity firm based in Greenwich, Connecticut. It serves as the investment manager of the Trident Funds, private equity funds that have raised more than $3 billion to make investments in the insurance and financial services sectors. Prior to the formation of Stone Point Capital in 2005, the principals of the firm led MMC Capital, the private equity business of Marsh & McLennan Companies.

This press release contains statements relating to future results, which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on available current market and industry materials, experts' reports and opinions, and long-term trends, as well as management's expectations concerning current and future events impacting MMC. Forward-looking statements by their very nature involve risks and uncertainties. Factors that may cause actual results to differ materially from those contemplated by forward-looking statements that we make include:

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the impact of litigation and regulatory proceedings brought by various state attorneys general and state insurance regulators, including actions filed by the New York Attorney General and the Connecticut Attorney General;

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the impact of class actions, derivative actions and individual suits brought by policyholders and shareholders (including MMC employees) asserting various claims, including claims under U.S. securities laws, ERISA, RICO, unfair business practices and other common law or statutory claims;

•	loss of producers or key managers;
•	inability to negotiate satisfactory compensation arrangements with insurance carriers or clients;
•	inability to reduce expenses to the extent necessary to achieve desired levels of profitability;
•	inability to collect previously accrued MSA revenue;
•	changes in the availability of, and the market conditions and the premiums insurance carriers charge for, insurance products;
•	the impact of litigation and other regulatory matters stemming from market-timing issues at Putnam;
•	changes in worldwide and national equity and fixed income markets;
•	actual and relative investment performance of the Putnam mutual funds;
•	the level of sales and redemptions of Putnam mutual fund shares;
•	changes in the value of investments made in individual companies and investment funds; and
•	changes in interest rates or the inability to access financial markets.

Forward-looking statements speak only as of the date on which they are made, and MMC undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which it is made or to reflect the occurrence of unanticipated events.

MMC is committed to providing timely and materially accurate information to the investing public, consistent with our legal and regulatory obligations. To that end, MMC and its operating companies use their websites to convey meaningful information about their businesses, including the anticipated release of quarterly financial results and the posting of updates of assets under management at Putnam. Monthly updates of total assets under management at Putnam will be posted to the MMC website the first business day following the end of each month. Putnam posts mutual fund and performance data to its website regularly. Assets for most Putnam retail mutual funds are posted approximately two weeks after each month-end. Mutual fund net asset value (NAV) is posted daily. Historical performance and Lipper rankings are also provided. Investors can link to MMC and its operating company websites through www.mmc.com.